Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1797/603-880-2145	212-687-8080
NASHUA CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM
          NASHUA, N.H. — November 6, 2006 — Nashua Corporation (NASDAQ: NSHA), a manufacturer of labels and thermal and specialty papers, today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions.
          Commenting on the stock repurchase program, Thomas Brooker, President and Chief Executive Officer, said, “We believe the repurchase of the Company’s shares represents an excellent long-term investment and that this action demonstrates our commitment to enhancing shareholder value.”
          The timing and amount of any shares repurchased will be determined by Nashua’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, if adopted, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s corporate purposes.
          The repurchase program will be funded using the Company’s working capital and cash from the potential monetization of the New Hampshire real estate.
          Nashua had approximately 6.3 million shares of common stock outstanding as of September 30, 2006.
About Nashua
          Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
          This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “will,” “estimates,” “expects” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to consummate the transaction, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.